News Release
For Release at 11/7/07 at 08:00 am CT

Company contacts:
T. Paul Bulmahn, Chairman and President
Albert L. Reese Jr., Chief Financial Officer
713-622-3311 www.atpog.com

ATP Reports Results and Operations

HOUSTON – November 7, 2007 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced third quarter 2007 results and an operational update:
•	Achieved quarterly production revenue of $116.7 million and achieved net income of $2.3 million or $0.08 per basic and diluted share;
•
Achieved 250 MMcfe/d November to-date company-wide production rate including five wells producing near the facility limits as a result of the upgrade to the ATP Innovator and expansion of the Gomez Hub;

•	Completed the four-well development at Ship Shoal 351 on the Gulf of Mexico shelf which is currently producing at the facilities limit;
•	Encountered the targeted reservoir and completed the first lateral of the Tors K3 well;
•	Hedged an additional 39 Bcfe for the fourth quarter 2007 and beyond at an average price of $11.74 per Mcfe since the second quarter earnings release.

Results of Operations

ATP achieved total production of 43.8 Bcfe during the nine months ended September 30, 2007, a 24% increase over the first nine months of 2006. Oil, primarily from ATP’s Gulf of Mexico deepwater program, continues to increase in importance to ATP, comprising 40% of total production volumes and 45% of total nine months oil and gas revenues of $393.6 million. For the first six days of November production has averaged approximately 250 MMcfe/d. In October, ATP produced an average of approximately 170 MMcfe/d and for the first nine months of 2007, ATP averaged 160 MMcfe/d.  With the expansion at Gomez complete and the North Sea program on target for completion by year-end, ATP reaffirms its commitment to achieve 300 MMcfe/d before the end of 2007.

Production was 13.3 Bcfe (145 MMcfe per day) during the third quarter of 2007, a 17% decrease from the comparative period in 2006, primarily as a result of the subsea expansion work at Gomez.  Revenues from production decreased 12% to $116.7 million during this same period. Price realizations reflect an overall 6% increase in our average sales price per Mcfe from $8.30 for the third quarter 2006 to $8.77 for the third quarter of 2007.

Lease operating expenses for the third quarter of 2007 decreased to $21.2 million ($1.59 per Mcfe) from $22.8 million ($1.43 per Mcfe) in the third quarter of 2006. Lease operating expenses declined in the Netherlands and UK during the three months ended September 30, 2007 compared to the same period of the prior year primarily due to lower production rates. In the Gulf of Mexico costs increased as a result of higher insurance premiums and an increase in costs due to our newly acquired Canyon Express Pipeline interests. During the three months ended September 30, 2007 and 2006, Gulf of Mexico costs included $2.2 million ($0.21 per Mcfe) and $0.4 million ($0.03 per Mcfe) of nonrecurring workover expenses.

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 1 of 13

General and administrative expense decreased 2% to $7.6 million for the third quarter of 2007 compared to $7.8 million for the same period of 2006. Noncash stock-based compensation expense decreased to $1.8 million for the three months ended September 30, 2007 compared to $3.2 million for the three months ended September 30, 2006. This decrease was offset by an increase in other salary expense.

ATP recorded a net tax benefit of $3.4 million during the quarter ended September 30, 2007, related to our foreign jurisdictions, based on the expected 2007 effective tax rate of each jurisdiction. The rates were determined based on the projected results of operations for the year, the valuation allowance released associated with the U.S. income before taxes for the quarter and permanent differences affecting the overall tax rate in each foreign jurisdiction. In the comparable quarter of 2006 we recorded a tax provision of $5.0 million related to our foreign jurisdictions. In the U.S., the tax provision recorded on our book income for both periods was offset by a release of valuation allowance.

For the third quarter 2007, ATP reported net income available to common shareholders of $2.3 million, or $0.08 per basic and diluted share, as compared with a net income available to common shareholders of $1.2 million, or $0.04 per basic and diluted share for the third quarter 2006.

Third quarter net income available to common shareholders was impacted by an impairment expense of $4.0 million and a loss on abandonment of $0.3 million. Research analysts typically exclude these nonrecurring charges from their published estimates. Accordingly, after adjusting for nonrecurring charges, ATP had net income available to common shareholders of $6.6 million or $0.22 per basic and diluted share. A reconciliation of non-GAAP net income for the quarter can be found near the end of this press release.

The company's selected operating statistics and financial information included within this press release contains additional information on activities for the third quarter and the comparable 2006 period.

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 2 of 13

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Selected Operating Statistics

Production
Natural gas (MMcf)	8,021	8,726	26,271	22,380
Gulf of Mexico	5,374	4,596	18,449	14,164
North Sea	2,647	4,130	7,822	8,216

Oil and condensate (MBbls)	887	1,215	2,926	2,181
Gulf of Mexico	881	1,206	2,911	2,164
North Sea	6	9	15	17

Natural gas equivalents (MMcfe)	13,343	16,017	43,830	35,469
Gulf of Mexico	10,661	11,836	35,913	27,151
North Sea	2,682	4,181	7,917	8,318

Average Prices (includes effect of cash flow hedges)
Natural gas (per Mcf)	$7.25	$7.22	$8.28	$7.29
Gulf of Mexico	7.63	7.35	8.22	7.47
North Sea	6.49	7.07	8.42	6.98
Oil and condensate (per Bbl)	66.30	57.52	60.15	56.74
Natural gas, oil and condensate (per Mcfe)	8.77	8.30	8.98	8.09

Other Expenses, per Mcfe
Lease operating expense (per Mcfe)	$1.59	$1.43	$1.42	$1.55
Gulf of Mexico	1.69	1.46	1.39	1.61
North Sea	1.17	1.34	1.57	1.34
Depreciation, depletion and amortization (DD&A)	4.02	3.44	3.64	3.26
Gulf of Mexico	3.71	3.50	3.44	3.24
North Sea	5.25	3.24	4.57	3.31

Selected Financial Data
(In Thousands, Except Per Share Data)

Oil and gas revenues, including settled derivatives (1)	$116,738	$132,822	$393,640	$286,952
Net income	2,321	12,709	35,880	27,024
Preferred dividends	-	(11,536)	-	(29,340)
Net income (loss) available to common shareholders	2,321	1,173	35,880	(2,316)

Net income (loss) per common share
Basic	$0.08	$0.04	$1.19	$(0.08)
Diluted	0.08	0.04	1.17	(0.08)

Weighted average number of common shares outstanding
Basic	30,118	29,776	30,060	29,643
Diluted	30,771	30,406	30,669	30,342
__________________
(1) See oil and gas revenue reconciliation toward the end of this press release.

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 3 of 13

Operations and Development

Gulf of Mexico

Mississippi Canyon (“MC”) 711 (Gomez Hub - 100% Working Interest) – The processing capacity upgrade project and the final subsea work for the MC 755 (Anduin) #2 ST-1 and MC 711 #8 wells has been completed. The Gomez Hub is now comprised of five flowing wells, compared to two wells for most of the 2006 period.  As of October 31, 2007 the five wells were flowing at a combined gross rate of 20,000 bopd, with an additional 60 MMcf/d of associated gas. ATP holds an 85.5% net revenue interest in the Gomez Hub.

Ship Shoal (“SS”) 351 (100% Working Interest) – ATP has completed and tied in all four wells at SS 351.  Field production is currently at a facilities limit of 15 MMcfe/d net from three wells. The fourth well is scheduled to commence production later this quarter.

High Island (“HI”) A-589 (100% Working Interest) – The jacket and deck of the fixed production platform at HI A-589 has been installed. The platform rig previously deployed at SS 351 is being moved to HI A-589 and should commence drilling in December of this year. ATP is planning to drill up to two wells at this location and expects first production in the first quarter of 2008.

Telemark Hub - MC 941/942 and Atwater Valley (“AT”) 63 (100 % Working Interest) - ATP commenced the construction of a MinDOC (Deep Draft Floating Platform) for use at MC 941/942 and AT 63. Construction of the hull is underway in Texas and construction of the topside is progressing in Louisiana. The MinDOC sail-out is currently scheduled for the summer of 2008 with first production late in the fourth quarter 2008. The subsea well at AT 63 is currently designed to be tied into the MinDOC and the MinDOC will serve as the primary production facility for MC 941/942 and AT 63. The company is evaluating the construction of a second MinDOC to be located at AT 63 to maximize recoveries at that location.

North Sea

Tors – Kilmar & Garrow (85% Working Interest) – ATP is currently drilling a fourth well (K3) at Tors. The first lateral of the well has been successfully drilled and a completion liner is being run. The second lateral is underway and should be completed in early December. The K3 well is expected to be on production before the end of December and should expand production at the Tors field to 60-80 MMcfe per day, net.

Wenlock (100% Working Interest) - ATP successfully completed and tested the W1 well in July 2007 after drilling a company record 3,900’ horizontal section. The W1 well encountered additional sands in an exploratory target in a new fault block. Host platform modifications have been performed and final commissioning is nearing completion. The W1 well should commence production before the end of the month. Beyond the W1 well, further upside is expected from two additional drilling opportunities which are currently under evaluation in the vicinity of Wenlock.

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 4 of 13

Acquisitions Update

In the October Central Gulf of Mexico Lease Sale 205, ATP was the apparent high bidder on two blocks, De Soto Canyon Block 355 and Viosca Knoll Block 863. De Soto Canyon Block 355 is located in approximately 7,618 feet of water and is in close proximity to the ATP operated Canyon Express pipeline system. Viosca Knoll Block 863 is located in approximately 958 feet of water and has logged hydrocarbons in two wells. Future development plans for each of these properties are currently being evaluated.

ATP is in discussions with parties regarding potential acquisitions and divestitures of other properties, including the sell-down of a portion of ATP’s working interest in certain properties, in both the Gulf of Mexico and the North Sea. ATP expects to continue to pursue opportunities that meet its acquisition and divestiture strategy. Proved and probable reserves associated with these acquisitions and extension well discoveries are being evaluated by ATP’s independent reservoir engineers and will be reported in conjunction with the 2007 year-end reserve report.

Hedging Update

In total for the fourth quarter of 2007 and beyond, ATP has 134 Bcfe hedged at an average price of $9.91 per Mcfe, representing potential future revenue of $1.3 billion. Since its second quarter earnings press release dated August 8, 2007, ATP has hedged an additional 39 Bcfe for the fourth quarter 2007 and beyond at an average price of $11.74 per Mcfe. Included in these hedges are 5.2 million barrels of crude oil fixed forward sales at prices ranging from $68.20 per Bbl to $91.65 per Bbl, 1.5 Bcf of U.S. natural gas fixed forward sales at prices ranging from $7.07 per Mcf to $7.16 per Mcf and 6.2 Bcf of U.K. natural gas swaps at prices ranging from $7.33 to $9.88 per Mcf (based on an exchange rate of 2.08 USD per GBP). A detailed listing of all of our hedges is provided near the end of this press release.

Capital Resources and Liquidity

Cash flow from operating activities was $237.8 million during the first nine months of 2007, compared to $105.3 million in cash flow from operating activities for the same 2006 period. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was $240.7 million for the first nine months of 2007, compared to $181.6 million for the same 2006 period. A reconciliation of non-GAAP cash flow from operating activities prior to changes in assets and liabilities can be found near the end of this press release.

During September 2007 ATP announced it had completed a $210 million unsecured subordinated term loan financing. The term loan matures in 2011 and can be repaid at any time subject to the Company’s existing senior credit facility.  The proceeds of the term loan are earmarked for near-term development opportunities and general corporate purposes.

ATP had $153.0 million in cash and cash equivalents on hand at September 30, 2007, compared to $182.6 million at December 31, 2006. Cash paid for acquisition and development activities for the nine months ended September 30, 2007 was $636.6 million, compared to $390.9 million for the same period in 2006. At September 30, 2007, ATP had GAAP working capital of $36.0 million, compared to working capital of $77.5 million at December 31, 2006. At September 30, 2007, ATP’s $50 million revolving credit line was fully available.

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 5 of 13

ATP previously announced that it is evaluating an MLP or similar partnership structure for certain of its platform and pipeline assets. ATP completed its preliminary evaluation in June and determined that this initiative may be achievable and, if successful, may provide advantages for the company. ATP continues to work to identify both the assets and a structure that may be appropriate.

3rd Quarter 2007 Conference Call

ATP Oil & Gas Corporation will host a live conference call on Wednesday, November 7th at 1:00 pm central time. Chairman and President T. Paul Bulmahn, Senior Vice President Gerald W. Schlief, Chief Operating Officer Leland E. Tate and Chief Financial Officer Albert L. Reese, Jr. will discuss the company’s third quarter results followed by a Q&A session.

Date: Wednesday, November 7, 2007

Time:  2:00 pm ET; 1:00 pm CT; 12:00 pm MT and 11:00 am PT

ATP invites interested persons to listen to the live Internet webcast on the company’s website, www.atpog.com, linking through the Investor Info page and the Conference Calls link.    Phone participants should dial (800) 896-8445.  A digital replay of the conference call will be available at (888) 203-1112, ID number 4951653, for a period of 24 hours beginning at 3:00 pm CT, and the webcast will be archived for 30 business days at www.atpog.com.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.  For more information about ATP Oil & Gas, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We and our independent third party reservoir engineers use the terms "probable" and “possible” and we use the term “recoverable hydrocarbons” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves. All estimates of probable and possible reserves in this news release have been prepared by our independent third party engineers and all estimates of recoverable hydrocarbons have been prepared by management. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 6 of 13

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$152,981	$182,592
Restricted cash	14,413	27,497
Accounts receivable (net of allowance of $382 and $409)	66,438	105,030
Deferred tax asset	1,418	1,113
Derivative asset	1,044	1,170
Other current assets	16,213	9,931
Total current assets	252,507	327,333

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	2,221,500	1,539,352
Less: Accumulated depletion, impairment and amortization	(617,420)	(443,707)
Oil and gas properties, net	1,604,080	1,095,645

Furniture and fixtures, net	969	1,079
Deferred tax asset	591	-
Derivative asset	3,019	-
Deferred financing costs, net	22,064	13,272
Other assets, net	6,462	9,729
	33,105	24,080
Total assets	$1,889,692	$1,447,058

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accruals	$163,460	$195,846
Current maturities of long-term debt	12,737	8,987
Current maturities of long-term capital lease	-	23,699
Asset retirement obligation	15,832	21,297
Derivative liability	168	-
Other current liabilities	24,265	-
Total current liabilities	216,462	249,829

Long-term debt	1,449,207	1,062,454
Asset retirement obligation	113,822	87,092
Deferred tax liability	14,391	11,765
Derivative liability	6,185	-
Total liabilities	1,800,067	1,411,140

Shareholders' equity:
Preferred stock: $0.001 par value	-	-
Common stock: $0.001 par value	30	30
Additional paid-in capital	158,567	151,467
Accumulated deficit	(104,801)	(140,681)
Accumulated other comprehensive income	36,740	26,013
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	89,625	35,918
Total liabilities and shareholders' equity	$1,889,692	$1,447,058

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 7 of 13

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Oil and gas revenues	$116,738	$132,822	$393,640	$286,952
Other revenues	-	-	1,598	-
Total revenues	116,738	132,822	395,238	286,952

Costs, operating expenses and other:
Lease operating	21,152	22,848	62,326	54,800
Exploration	1,799	1,660	13,135	2,168
General and administrative	7,610	7,803	22,950	23,163
Depreciation, depletion and amortization	53,617	55,026	159,629	115,545
Impairment of oil and gas properties	4,028	11,760	9,798	11,760
Accretion of asset retirement obligation	3,039	2,255	9,019	5,473
Loss on abandonment	300	349	379	3,855
Other, net	(2,069)	-	(2,069)	-
Total costs, operating expenses and other	89,476	101,701	275,167	216,764
Income from operations	27,262	31,121	120,071	70,188

Other income (expense):
Interest income	1,329	1,377	5,947	3,157
Interest expense	(29,717)	(14,780)	(87,541)	(38,049)
Total other expense	(28,388)	(13,403)	(81,594)	(34,892)

Income (loss) before income taxes	(1,126)	17,718	38,477	35,296
Income tax benefit (expense):
Current	1,566	(2,195)	1,532	(4,036)
Deferred	1,881	(2,814)	(4,129)	(4,236)
Total	3,447	(5,009)	(2,597)	(8,272)

Net income	2,321	12,709	35,880	27,024

Preferred dividends	-	(11,536)	-	(29,340)

Net income (loss) available to common shareholders	$2,321	$1,173	$35,880	$(2,316)
Net income (loss) per common share:
Basic	$0.08	$0.04	$1.19	$(0.08)
Diluted	0.08	0.04	1.17	(0.08)

Weighted average common shares outstanding:
Basic	30,118	29,776	30,060	29,643
Diluted	30,771	30,406	30,669	30,342

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 8 of 13

CONSOLIDATED CASH FLOW DATA
(In Thousands)

	Nine Months Ended
	September 30,
	2007	2006

Cash flows from operating activities:
Net income	$35,880	$27,024
Adjustments to operating activities	204,801	154,556
Changes in assets and liabilities	(2,930)	(76,234)
Net cash provided by operating activities	237,751	105,346

Cash flows from investing activities:
Additions to oil and gas properties	(636,597)	(390,916)
Additions to furniture and fixtures	(296)	(331)
Increase (Decrease) in restricted cash	14,096	(13,296)
Net cash used in investing activities	(622,797)	(404,543)

Cash flows from financing activities:
Proceeds from long-term debt	574,500	178,500
Principal payments of long-term debt	(184,552)	(2,188)
Deferred financing costs	(13,449)	(11,116)
Issuance of preferred stock, net of related costs	-	145,463
Principal payments of capital lease	(23,950)	(20,869)
Exercise of stock options	2,004	4,416
Net cash provided by financing activities	354,553	294,206

Effect of exchange rate changes on cash	882	688

Net decrease in cash and cash equivalents	(29,611)	(4,303)
Cash and cash equivalents, beginning of period	182,592	65,566

Cash and cash equivalents, end of period	$152,981	$61,263

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 9 of 13

Hedges, Derivatives and Fixed Price Contracts

	2007					2008
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards
Natural Gas
Volumes (MMMBtu)	2,255	3,175	2,740	5,188	13,358	4,078	3,625	2,740	2,745	13,188
Price ($/MMBtu)	$9.81	$8.19	$8.27	$8.04	$8.42	$8.50	$8.04	$8.17	$8.48	$8.30
Crude Oil
Volumes (MBbls)	297	346	396	1,039	2,077	1,183	1,183	1,012	798	4,176
Price ($/Bbl)	$69.61	$70.74	$70.90	$73.24	$71.86	$75.42	$75.42	$75.82	$75.70	$75.57
Equivalents
Volumes (MMMBtue)	4,037	5,250	5,114	11,420	25,820	11,176	10,723	8,812	7,533	38,244
Price ($/MMBtue)	$10.60	$9.61	$9.91	$10.32	$10.14	$11.09	$11.04	$11.25	$11.11	$11.11

Puts
Crude Oil
Volumes (MBbls)	585	91	92	92	860	619	619	626	626	2,489
Floor Price ($/Bbl)	$57.88	$60.00	$60.00	$60.00	$58.56	$54.67	$54.67	$54.67	$54.67	$54.67

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	2,700	1,510	2,760	5,830	12,800	6,970	5,005	4,610	5,474	22,059
Price ($/MMBtu)	$13.20	$7.51	$6.94	$9.60	$9.54	$9.88	$6.97	$6.91	$8.64	$8.29

	2009					2010
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards
Natural Gas
Volumes (MMMBtu)	2,700	1,815	1,830	1,830	8,175	-	-	-	-	-
Price ($/MMBtu)	$8.63	$7.56	$7.57	$8.10	$8.04	$-	$-	$-	$-	$-
Crude Oil
Volumes (MBbls)	540	546	552	460	2,098	90	91	92	92	365
Price ($/Bbl)	$72.46	$72.46	$72.46	$72.83	$72.54	$68.20	$68.20	$68.20	$68.20	$68.20
Equivalents
Volumes (MMMBtue)	5,940	5,091	5,142	4,590	20,763	540	546	552	552	2,190
Price ($/MMBtue)	$10.51	$10.47	$10.47	$10.53	$10.49	$11.37	$11.37	$11.37	$11.37	$11.37

Puts
Crude Oil
Volumes (MBbls)	369	373	377	377	1,497	-	-	-	-	-
Floor Price ($/Bbl)	$54.00	$54.00	$54.00	$54.00	$54.00	$-	$-	$-	$-	$-

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	4,748	751	759	759	7,016	-	-	-	-	-
Price ($/MMBtu)	$8.48	$8.19	$8.19	$8.19	$8.39	$-	$-	$-	$-	$-

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 10 of 13

Hedges, Derivatives and Fixed Price Contracts

	2011
	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards
Natural Gas
Volumes (MMMBtu)	-	-	-	-	-
Price ($/MMBtu)	$-	$-	$-	$-	$-
Crude Oil
Volumes (MBbls)	90	91	92	-	273
Price ($/Bbl)	$68.20	$68.20	$68.20	$-	$68.20
Equivalents
Volumes (MMMBtue)	540	546	552	-	1,638
Price ($/MMBtue)	$11.37	$11.37	$11.37	$-	$11.37

Puts
Crude Oil
Volumes (MBbls)	-	-	-	-	-
Floor Price ($/Bbl)	$-	$-	$-	$-	$-

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	-	-	-	-	-
Price ($/MMBtu)	$-	$-	$-	$-	$-

Exchange rate = 2.08 USD/GBP
The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.

Recent North Sea Gas Swaps:
September 28, 2007: 5,000 MMBtu/d April 2008 to August 2008 at £3.53/MMBtu
September 28, 2007: 2,500 MMBtu/d April 2008 to August 2008 at £3.70/MMBtu
September 28, 2007: 5,000 MMBtu/d April 2008 to August 2008 at £3.72/MMBtu
September 28, 2007: 2,500 MMBtu/d October 2008 to March 2009 at £4.60/MMBtu
September 28, 2007: 2,500 MMBtu/d October 2008 to March 2009 at £4.63/MMBtu
September 28, 2007: 2,500 MMBtu/d October 2008 to March 2009 at £4.75/MMBtu
September 28, 2007: 5,000 MMBtu/d April 2009 to December 2009 at £3.70/MMBtu
October 2, 2007: 1,250 MMBtu/d January 2009 to December 2009 at £4.08/MMBtu
October 2, 2007: 2,500 MMBtu/d April 2008 to August 2008 at £3.65/MMBtu
October 18, 2007: 2,000 MMBtu/d January 2009 to December 2009 at £4.45/MMBtu

Recent Gulf of Mexico Natural Gas Fixed Forwards:
September 14, 2007: 5,000 MMBtu/d October 2007 to December 2007 at $7.16/MMBtu
September 14, 2007: 460,000 MMBtu/month October 2007 at $7.07/MMBtu
September 14, 2007: 300,000 MMBtu/month November 2007 at $7.07/MMBtu
September 14, 2007: 320,000 MMBtu/month December 2007 at $7.07/MMBtu

Recent Gulf of Mexico Oil Fixed Forwards:
September 6, 2007: 3,000 Bbls/d October 2007 to September 2008 at $72.53 /Bbl
September 6, 2007: 2,000 Bbls/d October 2008 to September 2009 at $69.40 /Bbl
September 6, 2007: 1,000 Bbls/d October 2009 to September 2011 at $68.20 /Bbl
September 13, 2007: 1,000 Bbls/d November 2007 to October 2008 at $74.30 /Bbl
September 13, 2007: 1,000 Bbls/d November 2007 to October 2008 at $74.35 /Bbl
October 19, 2007: 500 Bbls/d November 2007 to December 2007 at $87.45 /Bbl
October 19, 2007: 1,000 Bbls/d January 2008 to December 2008 at $81.75 /Bbl
October 30, 2007: 500 Bbls/d November 2007 to December 2007 at $91.65 /Bbl
October 30, 2007: 2,000 Bbls/d January 2008 to December 2008 at $86.85 /Bbl
October 30, 2007: 2,000 Bbls/d January 2009 to December 2009 at $81.75 /Bbl

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 11 of 13

Oil and Gas Revenue Reconciliation (1)
(In Thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Oil and gas revenues, including the effects of settled derivatives (1)	$116,973	$132,895	$393,566	$286,997
Hedging ineffectiveness (2)	(235)	(73)	74	(45)
Oil and gas revenue per income statements	$116,738	$132,822	$393,640	$286,952

(1)
Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the company's realized cash flow from its oil and gas production during the period for which it is presented.

(2)	Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.

Cash Flow From Operating Activities
(In Thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net income	$35,880	$27,024
Adjustments to operating activities	204,801	154,556
Cash flows from operating activities before changes in assets and liabilities	240,681	181,580
Changes in assets and liabilities	(2,930)	(76,234)
Net cash provided by operating activities	$237,751	$105,346

ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 12 of 13

Net Income Before Significant Nonrecurring Charges
(In Thousands, except per share data)

	Three Months Ended
	September 30,
	2007	2006

Net income available to common shareholders	$2,321	$1,173
Impairment of oil and gas properties	4,028	11,760
Loss on abandonment	300	349
Pro forma net income available to common shareholders
before significant nonrecurring charges	$6,649	$13,282

Pro forma net income per common share:
Basic	$0.22	$0.45
Diluted	0.22	0.44

Weighted average number of common shares:
Basic	30,118	29,776
Diluted	30,771	30,406

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ATP Oil & Gas	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com
Corporation				Page 13 of 13